Exhibit 3.1

Form LLC-5.5 June 2005	Illinois Limited Liability Company Act Articles of Organization	FILE # [0161-991-8]

Secretary of State Jesse White Department of Business Services Limited Liability Division Room 351 Howlett Building 601 S. Second St. Springfield, IL 62756 www.cyberdriveillinois.com	SUBMIT IN DUPLICATE Must be typewritten This space for use by Secretary of State.	This space for use by Secretary of State [FILED SEP 12 2005 JESSE WHITE SECRETARY OF STATE]

Payment must be made by certified check, cashier’s check, Illinois attorney’s C.P.A.’s check or money order payable to Secretary of State.	Filling Fee: $500 Approved: [jd]

1.                                       Limited Liability Company Name:  Illini Bio-Energy, LLC
The LLC name must contain the words Limited Liability Company, L.L.C, or LLC and cannot contain the terms Corporation, Corp., Incorporated, Inc., Ltd., Co., Limited Partnership or LP.

2.                                       Address of principal place of business where the records of the company are to be kept:  (P.O. Box alone or c/o are unacceptable.)
3600 Wabash Avenue, Springfield, Illinois 62711-9606

3.                                       Articles of Organization effective on:  (check one)
☒ the filing date
☐ a later date (but not more than 60 days subsequent to the filing date

4.                                       Registered Agent’s Name and Registered Office Address:
Registered Agent:  Ernest D. Moody
Registered Office (P.O. Box alone or c/o is unacceptable.):
205 W. Walnut, Rochester 62563, Sangamon County

5.                                       Purpose of purposes for which the Limited Liability Company is organized:  (If more space is needed, attached additional 8 ½” x 11” sheets.)
*The transaction of any of all lawful business for which Limited Liability Companies may be organized under this Act.*

6.                                       Latest date, if any, upon which the company is to dissolve:  (Leave blank if duration is perpetual.)
[blank]

LLC-5.5
OPTIONAL:

7.                                       Other agreed upon events of dissolution and/or provisions for the regulation of the internal affairs of the Company.  (If more space is needed, attach additional 8 ½” x 11” sheets.)
[blank]

8.

The Limited Liability Company: (check one of a or b below.)

a.

☒ is managed by the manager(s) (List names and business addresses.) See attached Exhibit A

b.

☐ has management vested in the member(s) (List names and address.)

9.

I affirm, under penalties of perjury, having authority to sign hereto, that these Articles of Organization are to the best of my knowledge and belief, true, correct and complete. Dated September 8, 2005

Signature:

/s/ Ernest D. Moody

Name and Title: Ernest D. Moody, Organizer

205 S. Walnut, PO Box 686, Rochester, IL 62563

Signatures must be in ink on an original document.  Carbon copy, photocopy or rubber stamp signatures may only be used on conformed copies.

[LLC – 5.5	[0161-991-8
Item 8a]	09/12/05]

EXHIBIT A

TO

ARTICLES OF ORGANIZATION

OF

ILLINI BIO-ENERGY, LLC

INITIAL MANAGERS

The management of this limited liability company is to be managed by managers.  The names and business addresses of the initial managers are:

Donald E. Alvies
4170 Alvies Road
Pawnee, IL 62558

J. Roger Cooper
7917 Kimball Road
Williamsville, IL 62693

Dale A. Eggimann
658 E 1575 N Road
Taylorville, IL 62568

Phillip H. Frank II
24613 Indian Point Avenue
Athens, Illinois 62613

Curt M. Kruse
20748 Waring Street
Petersburg, IL 62675

Ernest D. Moody
205 S. Walnut
P.O. Box 686
Rochester, IL 62563

David W. Ramsey
P.O. Box 740
Rochester, IL 62563

Gary M. Skaggs
11931 Cotton Hill Road
Pawnee, IL 62558

Richard L. Showalter
26012 E. CR 1000 N
Easton, IL 62633

James H. Todd
29953 Sweetwater Avenue
Greenview, IL 62642

Brian W. Wrage
2324 1250th Ave
Atlanta, IL 61723

Form LLC-37.25 January 1999	Illinois Limited Liability Company Act Articles of Merger	This space for use by Secretary of State [FILED
OCT 31 2005
Jesse White Secretary of State Department of Business Services Limited Liability Company Division Room 359 Howlett Building Springfield, IL 62756 http://www.sos.state.il.us	SUBMIT IN DUPLICATE Must be typewritten This space for use by Secretary of State.	JESSE WHITE SECRETARY OF STATE]

Remit payment in check or money order, payable to “Secretary of State.” Filing Fee is $100, but if merger of more than two entities, $50 for each additional entity	Date: 10-31-2005 Assigned File # 0161-9918 Filling Fee: $100.00 Approved: [jl]

1.                                       Names of the entities proposing to merge, and the state or country of their organization:

Name of Entity	Type of Entity (Corporation Limited Liability Company, Limited Partnership, General Partnership or other permitted entity)	Domestic State or Country	Illinois Secretary of State File # (if any)

Illini Bio-Energy	Agricultural Cooperative	Illinois	D 6332-156-7
Illini Bio-Energy, LLC	LLC	Illinois	0161-991-8

2.                                       The plan of merger has been approved and signed by each limited liability company and other entity that is to merge.  If a corporation is a party to the merger, a copy of the plan as approved is attached to these articles of merger.

3.                                       (a)                                  Name of the surviving entity:  Illini Bio-Energy, LLC
(b)                                 Address of the surviving entity:  205 South Walnut, Rochester, IL  62563-0686

4.                                       Effective date of merger:  (check one)
a)  ☒                    the filing date, or
b)  ☐                   a later date, but not more than 30 days subsequent to the filing date:

5.                                       All limited liability companies that are parties to this merger and were on record with the Illinois Secretary of State prior to January 1, 1998, have elected in their operating agreements to be governed by the amendatory Act of 1997.

6.                                       If the survivor is a limited liability company, stated below are changes that are necessary to its articles of organization by reason of this merger:
NONE

7.                                       For the limited liability companies that are parties to the merger, complete the following:

Name of LLC	Jurisdiction	Organization Date	Date of Admission to Illinois (foreign LLC’s)

Illini Bio-Energy, LLC	Illinois	09/12/2005	N/A

8.                                       If the surviving entity is not a limited liability company, it agrees that it may be served with process in this State and is subject to liability in any action or proceeding for the enforcement of any liability or obligation of a Limited Liability Company previously subject to suit in this State which is to merge, and for the enforcement, as provided in this Act, of the right of members of any limited liability company to receive payment for their interest against the surviving entity.

9.                                       The undersigned entities caused these articles to be signed by the duly authorized person, each of whom affirms, under penalty of perjury, that the facts stated herein are true.

Signature:

/s/ Ernest D. Moody

Type or print name and title: Ernest D. Moody, President

Name if a corporation or another entity: Illini Bio-Energy

Signature:

/s/ Ernest D. Moody

Type or print name and title: Ernest D. Moody, Manager

Name if a corporation or another entity: Illini Bio-Energy, LLC

If additional space is needed, it must be continued in the same format on a plain white 8 1/2X11” sheet, which must be stapled to this form.

(Signatures must be in ink on an original document.  Carbon copy, photocopy or rubber stamp signatures may only be used on conformed copies.)

AGREEMENT AND PLAN OF MERGER

by and between

ILLINI BIO-ENERGY,

an Illinois cooperative association

and

ILLINI BIO-ENERGY, LLC,

an Illinois limited liability company

Dated as of September 26, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made and entered into as of September 26, 2005 by and between Illini Bio-Energy, an Illinois cooperative association (the “Cooperative”), and Illini Bio-Energy, LLC, an Illinois limited liability company (the “LLC”) (collectively the “Constituent Entities”).

WHEREAS, the Cooperative and the LLC are each organized to benefit and serve their respective members; and

WHEREAS, the Constituent Entities believe their members interests will best be benefited and served if the parties reorganize their business operations and structure whereby the Cooperative will merge with and into the LLC, with the LLC being the surviving entity (the “Merger”); and

WHEREAS, the parties have now agreed on terms and conditions of the Merger, and wish to: (i) memorialize their agreement as more particularly described herein; and (ii) enter into this Merger Agreement for the purpose of effecting the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

OVERVIEW OF THE TRANSACTIONS

SECTION 1.01  PURPOSE.  The purpose of the transactions contemplated by this Merger Agreement is to reorganize the structure of the Cooperative from a cooperative association into a Illinois limited liability company. This reorganization will be accomplished through a merger process, whereby the Cooperative shall merge with and into a newly formed wholly-owned subsidiary of the Cooperative, the LLC. Upon completion of the Merger, the Cooperative will cease to exist and the LLC will continue as the sole surviving entity.

SECTION 1.02  THE MERGER.  Subject to the terms and conditions set forth in this Merger Agreement, the Cooperative will merge with and into the LLC. The LLC shall be the surviving entity.

SECTION 1.03  CERTIFICATE AND ARTICLES OF MERGER.  At the Closing, the articles of merger (the “Articles of Merger”) shall be executed in compliance with the Illinois Limited Liability Company Act and the Illinois Agricultural Co-Operative Act, respectively (the “Acts”). The Articles of Merger shall be filed with the Secretary of State of the State of Illinois, or as otherwise required by the Acts.

SECTION 1.04  EFFECT OF THE MERGER.  From and after the Effective Time, without any further action by the Constituent Entities or any of their respective members: (a) the LLC, as the surviving entity in the Merger, shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a limited liability company organized under the Illinois Limited Liability Company Act; (b) the LLC, as the surviving entity in the Merger, shall possess all of the rights, privileges, immunities and franchises, of a public as well as private nature, of the Cooperative, and all property, real, personal and mixed and all debts due on whatever accounts including all choses in action, and each and every other interest of or belonging to the Cooperative, shall be deemed to be and hereby is vested in the LLC, without further act or deed, and the title to any property, or any interest therein vested in the Cooperative shall not revert or be in any way impaired by reason of the Merger; and (c) the Merger shall have any other effect set forth in the Acts.

(a)  Certificate of Formation and Limited Liability Company Agreement.  The Articles of Organization of the LLC and the Limited Liability Company Agreement of the LLC in effect immediately prior to the Effective Time shall survive the Merger (the “Surviving Entity Articles” and the “Surviving Entity LLC Agreement” respectively).

(b)  Directors and Officers.  From and after the Effective Time, without any further action by the Constituent Entities or any of their respective members, the officers and directors of the Cooperative at the Effective Time shall become the directors and officers of the LLC as the surviving entity in the Merger (the “LLC Directors and Officers”) to serve until their respective terms have expired and their successors have been duly elected and qualified in accordance with the terms of Surviving Entity Articles and the Surviving Entity LLC Agreement.

(c)  Exchange and Conversion of Cooperative Shares.  At the Effective Time, without any further action by the Constituent Entities or any of their respective members or shareholders:

(i)                                     The Cooperative shall cease to exist by operation of the Merger and shall cease to be a member of the LLC and all Units and any other interests of the LLC owned by the Cooperative shall be cancelled without payment of any consideration therefor.

(ii)                                  Each share of Class A Preferred Stock held by each member of the Cooperative who qualifies as a resident of the State of Illinois for purposes of the exemption from registration of securities provided by Section 3(a)(11) of the Securities Act of 1933 and Rule 147 of the Securities and Exchange Commission thereunder (the “Intrastate Exemption”) shall automatically be converted into one Class A Unit of the LLC.

(iii)                               Each share of Class A Preferred Stock held by each member of the Cooperative who does not qualify as a resident of the State of Illinois for purposes of the Intrastate Exemption shall automatically be converted into $1.00 in cash payable to such member by the LLC as the surviving entity in the Merger.

(iv)                              Each share of Membership Common Stock of the Cooperative shall be cancelled without payment of any consideration therefor.

The Constituent Entities certify that there are no patronage equities of the Cooperative that must be converted or cancelled in the Merger. Taxable gain realized by the Cooperative as a result of the Merger shall constitute proceeds received by the Cooperative from business with or for members for purposes of Bylaw 8 of the Cooperative’s bylaws. Following the Effective Date, each holder of Class A Preferred Stock and Membership Common Stock of the Cooperative shall take such action or cause to be taken such action as the LLC may reasonably deem necessary or appropriate to effect the exchange of the interests hereunder, including, without limitation, the execution and delivery of instruments representing or otherwise relating to the equity interests being converted or cancelled hereunder. All Units and any other interests in the LLC shall in all instances be governed by the provisions of the Surviving Entity Articles and the Surviving Entity LLC Agreement. Determinations made by the LLC with regard to the residency of any member shall be final.

SECTION 1.05  FURTHER ASSURANCES.  At any time after the Effective Time, the LLC as the Surviving Entity may take any action (including executing and delivering any document) in the name and on behalf of any party to this Merger Agreement in order to carry out and effectuate the transactions contemplated by this Merger Agreement.

SECTION 1.06  THE CLOSING.  The closing of the Merger (the “Closing”) will take place on the date the Effective Time occurs at the office of the Cooperative or on such other date and/or at such other place as the Constituent Entities may agree.

SECTION 1.07  ACTIONS AT THE CLOSING.  At the Closing, the Cooperative and the LLC shall (i) execute and deliver to each other the various certificates, instruments, and documents referred to in this Merger Agreement, and (ii) execute and file Articles of Merger with the Secretary of State of the State of Illinois.

SECTION 1.08  EFFECTIVE TIME.  The Merger shall become effective at 12:01 a.m. Central time on the day the Articles of Merger are filed with the Secretary of State of the State of Illinois, or at such other date and time as the Constituent entities may agree (the “Effective Time”).

SECTION 1.09  GOVERNING LAW.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

ARTICLE II

CONDITIONS PRECEDENT

SECTION 2.01  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO THE MERGER.  The respective obligations of the Cooperative and the LLC to consummate the Merger and other matters described in this Merger Agreement, are subject to the satisfaction or waiver of each of the following conditions on or before the Effective Time:

(a)                                  The Board of Directors and the members of the Cooperative shall have approved this Merger Agreement, all in accordance with the requirements of applicable law and the Articles of Incorporation and Bylaws of the Cooperative;

(b)                                 The Board of Directors of the Cooperative, acting for the Cooperative as the sole member of the LLC, shall have approved this Merger Agreement in accordance with the requirements of applicable law, the Limited Liability Company Agreement of the LLC and the Articles of Incorporation and Bylaws of the Cooperative;

(c)                                  No injunction, restraining order or order of any nature issued by any court of competent jurisdiction, government or governmental agency enjoining the Merger shall have been issued and remain in effect;

(d)                                 All consents, approvals and waivers which are necessary in connection with the Merger, or any part thereof, shall have been obtained; and

(e)                                  All actions, proceedings and documents necessary to carry out the Merger shall be reasonably satisfactory to the LLC and the Cooperative.

ARTICLE III

POST CLOSING AGREEMENTS

SECTION 3.01  EMPLOYEE BENEFIT PLANS.  The employee benefit plans of the Cooperative shall remain in effect following the merger, but the plans shall be amended to reflect the new name of the employer. No participant in the employee benefit plan shall accrue any additional gains, no participant’s vested percentage shall increase and no participant shall become entitled to a distribution of his or her account solely as a result of the change contemplated by this Merger Agreement. Nothing in this Section 3.01 shall be interpreted as preventing the LLC from amending, modifying or terminating any employee benefit plan of the Cooperative or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

SECTION 3.02  INDEMNIFICATION; DIRECTORS’ AND OFFICERS; INSURANCE.  From and after the Effective Time, the Surviving Entity shall indemnify each present and former director, officer, employee or agent of the Cooperative and each person who, while a director or officer of the Cooperative and at the request of the Cooperative, serves or has served another corporation, Cooperative, partnership, joint venture or any other enterprise as a director, officer or partner, against any losses, claims, damages, liabilities or expenses (including legal fees) arising out of or pertaining to matters existing or occurring at or before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law and as permitted by the Limited Liability Company Agreement of the LLC. The Surviving Entity may obtain insurance coverage against any such loss, claim or expense, subject to standard exclusions and exceptions to coverage, but is not obligated to do so.

ARTICLE IV

TERMINATION

SECTION 4.01  TERMINATION OF MERGER AGREEMENT.  This Merger Agreement may be terminated and the Merger abandoned at any time prior to Closing by:

(a)                                  either party hereto if the members of the Cooperative fail to approve the Merger as required by Section 2.01(a);

(b)                                 delivery by either party hereto of a written notice of termination to the other; or

(c)                                  either party hereto if the Closing has not occurred on or before December 31, 2005.

SECTION 4.02  EFFECT OF TERMINATION.  If this Merger Agreement is terminated pursuant to Section 4.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other (except for any liability of a party then in breach).

ARTICLE V

MISCELLANEOUS

SECTION 5.01  WAIVER.  Before the Effective Time, any provision of this Merger Agreement may, to the extent legally allowed, be waived by the party benefited by the provision by an agreement in writing between the parties hereto executed in the same manner as this Merger Agreement.

SECTION 5.02  AMENDMENT.  The parties by mutual consent may at any time (either before or after the approval of this Merger Agreement by the members of the Cooperative, but prior to filing of the Articles of Merger with the Illinois Secretary of State) amend, modify or supplement this Merger Agreement in such manner as may be agreed upon in writing.

SECTION 5.03  BINDING NATURE.  This Merger Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, provided that neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

SECTION 5.04  COUNTERPARTS.  This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 5.05  ENTIRE AGREEMENT.  This Merger Agreement and the other documents referred to herein set forth the entire understanding of the parties hereto with respect to the matters provided for herein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party.

SECTION 5.06  NOTICES.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given when delivered personally, telecopied (with confirmation) or mailed by certified or registered mail, return receipt requested (documents are deemed to be delivered 3 days after they are mailed), to the parties at the following addresses (or such other address as such party may specify by like notice):

If to the Cooperative: Illini Bio-Energy

205 S. Walnut, P.O. Box 686

Rochester, Illinois 62563

Attn:  Ernest D. Moody

If to the LLC: Illini Bio-Energy, LLC

205 S. Walnut, P.O. Box 686

Rochester, Illinois 62563

Attn:  Ernest D. Moody

SECTION 5.07  CAPTIONS.  The article and section headings of this Merger Agreement are for convenience only and shall not affect the meaning or construction of this Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the date first set forth above.

ILLINI BIO-ENERGY, an Illinois cooperative association

By:	/s/ David W. Ramsey
Its:	Vice President

ILLINI BIO-ENERGY, LLC, an Illinois limited liability company

By:	/s/ Ernest Moody
Its:	President